EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Gaia, Inc.

Louisville, Colorado

We have audited the accompanying consolidated balance sheets of Gaia, Inc. and subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaia, Inc. and subsidiary as of December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP
EKS&H LLLP

February 16, 2016

Denver, Colorado

Gaia, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
(in thousands)	2015	2014

ASSETS

Current assets:
Cash	$1,265	$1,362
Accounts receivable	330	31
Inventory, less allowances	2	172
Prepaid expenses and other current assets	609	1,443

Total current assets	2,206	3,008
Property, equipment and media library, net	29,889	8,377
Goodwill and other intangibles, net	10,816	10,816
Other assets	1,478	1,568

Total assets	$44,389	$23,769

LIABILITIES AND PARENT COMPANY EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,550	$1,019
Deferred revenue	1,454	818

Total current liabilities	4,004	1,837
Commitments and contingencies
Parent Company equity
Parent Company investment in Gaia, Inc.	40,385	21,932

Total liabilities and Parent Company equity	$44,389	$23,769

See accompanying notes to consolidated financial statements.

Gaia, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
(in thousands)	2015	2014

Net revenues
Streaming	$10,770	$8,283
DVD subscription and other	3,447	1,851

Total net revenues	14,217	10,134

Cost of revenues:
Cost of streaming	2,315	1,972
Cost of DVD subscription and other	335	289

Total cost of revenues	2,650	2,261

Gross profit	11,567	7,873

Expenses:
Selling and operating	13,786	13,318
Corporate, general and administrative	2,838	3,047

Total expenses	16,624	16,365

Loss from operations	(5,057)	(8,492)

Other expense	53	48

Loss before income taxes	(5,110)	(8,540)

Income tax expense	—	—

Net loss	$(5,110)	$(8,540)

See accompanying notes to consolidated financial statements.

Gaia, Inc.

Consolidated Statements of Equity

Parent
Company
Investment
(in thousands)	in Gaia, Inc.

Balance at January 1, 2014	$17,988

Net transfers from Parent Company	12,484
Net loss	(8,540)

Balance at December 31, 2014	21,932

Net transfers from Parent Company	23,563
Net loss	(5,110)

Balance at December 31, 2015	$40,385

See accompanying notes to consolidated financial statements.

Gaia, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)	2015	2014
Operating activities:
Net loss	$(5,110)	$(8,540)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,201	2,295
Share-based compensation expense	166	93
Changes in operating assets and liabilities
Accounts receivable	(299)	5
Inventory	170	89
Prepaid expenses and other assets	924	(789)
Accounts payable and accrued liabilities	1,531	384
Deferred revenue	636	354

Net cash provided by (used in) operating activities	1,219	(6,109)

Investing activities:
Additions to property, equipment and media library	(6,471)	(4,780)
Purchase of intangibles, equity method investments and other assets	—	(1,659)

Net cash used in investing activities	(6,471)	(6,439)

Financing activities:
Net transfers from Parent Company	5,155	12,391

Net cash provided by financing activities	5,155	12,391

Net decrease in cash	(97)	(157)

Cash at beginning of year	1,362	1,519

Cash at end of year	$1,265	$1,362

Non-cash Financing and Investing activities:
Parent Company contribution of ownership interest in property	$18,242	$—

See accompanying notes to consolidated financial statements.

Gaia, Inc.

Notes to Consolidated Financial Statements

Note 1:	Basis of Presentation

In 2014, Gaiam, Inc. (“Gaiam”) announced that its board of directors authorized its management to proceed with a plan to separate its subscription business into a separately traded public company. The separation will occur through a distribution to Gaiam’s shareholders of all of the shares of common stock of Gaia, Inc. (“Gaia”), which holds all of the related businesses, assets and liabilities of the subscription business. Gaia was incorporated in Colorado in 2006 and is a wholly-owned subsidiary of Gaiam.

The authorized capital stock of Gaia is 250,000,000 shares, and consists of 150,000,000 shares of Class A common stock, $.0001 par value per share, 50,000,000 shares of Class B common stock, $.0001 par value per share, and 50,000,000 shares of preferred stock, par value $.0001 per share.

The accompanying consolidated financial statements, which include Gaia and its wholly owned subsidiary, have been prepared on a stand-alone basis and are derived from Gaiam’s consolidated financial statements and accounting records. The consolidated financial statements represent Gaia’s financial position, results of operations, and cash flows as its business has been operated as part of Gaiam prior to the planned distribution, in conformity with U.S. generally accepted accounting principles.

Historically, stand-alone financial statements have not been prepared for Gaia. Management believes the assumptions underlying the allocations included in the consolidated financial statements are reasonable. However, the consolidated financial statements may not necessarily reflect Gaia’s results of operations, financial position and cash flows in the future or, what Gaia’s results of operations, financial position and cash flows would have been had Gaia been a stand-alone company during the periods presented herein.

Corporate, general and administrative expenses on the accompanying consolidated statements of operations include allocations of costs that were incurred by Gaiam for functions such as corporate human resources, finance and legal, including the costs of salaries, benefits and other related costs. The total costs allocated to the accompanying consolidated financial statements for these functions totaled approximately $692 thousand, and $1.9 million for the years ended December 31, 2015 and 2014, respectively. These expenses have been allocated to Gaia based on direct usage or benefit where identifiable, with the remainder allocated on the basis of revenues, headcount, or other measures. As a stand-alone public company, Gaia’s total costs related to such support functions may differ materially from the costs that were historically allocated to it from Gaiam. See Note 3 to the consolidated financial statements for additional information regarding related party transactions.

All intercompany transactions between the Gaia entities have been eliminated. Transactions between Gaia and Gaiam are reflected in equity in the consolidated balance sheet as “Parent Company investment in Gaia, Inc.” and in the consolidated statement of cash flows as a financing activity in “Net transfers from Parent Company.” See Note 3 for additional information regarding related party transactions.

Following the separation, Gaia and Gaiam will operate as separate publicly traded companies, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the separation Gaia and Gaiam will enter into certain agreements, including a transition services agreement, in order to govern ongoing relationships between the two companies after the separation and provide for an orderly transition.

References in these Notes to Consolidated Financial Statements to “we”, “us”, “our” or “Gaia” refer to Gaia, Inc. and its consolidated subsidiary, unless we indicate otherwise.

Note 2:	Summary of Significant Accounting Policies

Description of Business

We operate a global digital video subscription service with approximately 7,000 titles which caters to a unique and underserved subscriber base. Our digital content is available to our subscribers on virtually any Internet connected device anytime, anywhere commercial free. The subscription also allows our subscribers to download and view files in the library without being actively connected to the internet. Through our online Gaia subscription service, our customers have unlimited access to a vast library of inspiring films, personal growth related content, cutting edge documentaries, interviews, yoga classes, and more – 90% of which is exclusively available to our subscribers for digital streaming on virtually any Internet connected device.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates may be adjusted due to changes in future economic, industry, or customer financial conditions, as well as changes in technology or demand. Estimates are used in accounting for, among other items, allowances for doubtful accounts receivable, inventory reserves, stock-based compensation, corporate allocations, useful lives for depreciation and amortization of long-lived assets, useful lives and amortization of the media library, future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and other long-lived assets, deferred tax assets, uncertain income tax positions, and contingencies. Actual results may ultimately differ from estimates, although management does not believe such differences would materially affect the consolidated financial statements in any individual year. However, there are no assurances that such differences may not be materially different. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period that they are determined.

Cash

Cash represents demand deposits with financial institutions. Cash balances are presented based on the cash on hand in Gaia controlled accounts. This does not necessarily reflect all the cash available to fund our operations prior to our separation from Gaiam.

While there can be no assurances, we believe our cash on hand, cash expected to be generated from future operations, future cash contributions from Gaiam prior to the planned separation, our current credit facility discussed further in Note 10, and/or new credit facilities should be sufficient to fund our operations on both a short-term and long-term basis. However, our projected cash needs may change as a result of acquisitions, product development, unforeseen operational difficulties or other factors.

Concentration of Risk and Allowances for Doubtful Accounts

The majority of our sales are through credit cards, billed at the start of the subscription period. Certain customers receive terms. One customer represented 85% of our accounts receivable balance as of December 31, 2015. A different customer represented 100% of our accounts receivable balance as of December 31, 2014. We evaluate the need for an estimate of expected losses based on financial condition of our customers, historical trends, and the time outstanding of specific balances to estimate the amount of accounts receivable that may not be collected in the future and record the appropriate provision. Based on this assessment, no provision for doubtful accounts was deemed necessary during 2015 and 2014.

Inventory

Inventory consists primarily of finished goods held for sale and is stated at the lower of cost (first-in, first-out method) or market. Management identifies the inventory items to be written down for obsolescence based on the item’s current sales status and condition. We write down discontinued or slow moving inventories based on an estimate of the markdown to retail price needed to sell through the current stock level of the inventories. As of December 31, 2015 and 2014, we estimated obsolete or slow-moving inventory to be approximately $0 and $52 thousand, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses represent payments made for goods and services to be received in the near future. Other current assets include $967 thousand related to cash collected by Gaiam on our behalf that had not been transferred as of December 31, 2014 and was therefore a receivable from Gaiam. The receivable was fully settled in early 2015.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Included in property and equipment is the cost of internal-use software, including software used in connection with Gaia’s websites. All costs related to the development of internal-use software, other than those incurred during the application development stage, are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software, which is typically three years. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives, generally three to five years. We amortize leasehold and building improvements over the shorter of the estimated useful lives of the assets or the remaining term of the lease or remaining life of the building, respectively.

Business Combination Accounting

The attainment of a controlling interest in a business is accounted for using the acquisition method. In determining the estimated fair value of certain acquired assets and liabilities, management makes assumptions based upon many different factors, such as historical and other relevant information and analyses performed by independent parties. Assumptions may be incomplete, and unanticipated events and circumstances may occur that could affect the validity of such assumptions, estimates, or actual results.

Media Library

Our media library represents the lower of unamortized cost or net realizable value of digital media content acquired through business combinations, asset purchases, capitalized costs to produce our proprietary media content, and rights obtained through license arrangements, all of which we make available to our customers.

Our acquired media library consists of the fair value of media assets obtained through asset acquisitions and business combinations recorded at the estimated fair value of the titles acquired, which is based on a number of factors, including: the number of titles, the total hours of content, the production quality and age of the acquired library.

Our licensed media library is obtained through license arrangements, for which we pay an advance against future royalties or an upfront license fee in exchange for the distribution rights for a specific license window, but can also be obtained for a fixed fee for perpetuity. These payments are capitalized at the time of payment. Certain agreements also include an ongoing royalty obligation, which entitles the licensor to a share of the revenues generated from the licensed works. These expenses are calculated and accrued on a monthly basis and included in costs of streaming. We pay these accrued royalties on a quarterly basis and therefore have included the related liability in accounts payable and accrued liabilities.

Our produced media library content consists of capitalized costs incurred to produce original media content, including salary and overhead costs of our in house production team and other third-party costs.

We amortize our media library in cost of streaming on a straight-line basis over the shorter of the license period or the estimated useful life of the titles, which typically ranges from 12 to 90 months. The amortization period begins with the first month of availability.

Management reviews content viewership to determine whether the viewing patterns correlate with initial estimates supporting the amortization period utilized. If current estimates indicate that viewing is significantly higher in earlier periods relative to the remaining amortization period, we will begin amortizing the respective titles on an accelerated basis over the amortization period.

Our media library is reviewed for impairment when an event or change in circumstances indicates that the carrying amount of the library may not be recoverable. Recoverability of the media library is measured by a comparison of the carrying amount of the media library to estimated undiscounted future cash flows expected to be generated by the media library. If the carrying amount of the media library exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the media library exceeds its fair value. During 2015 and 2014, no impairment was recorded.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase consideration over the estimated fair value of assets acquired less liabilities assumed in a business acquisition. Our other intangibles consist of customer related assets and acquired domain names. We have only one reporting unit; therefore, goodwill is assessed at the enterprise level. We review goodwill for impairment annually on December 31. We have the option of first assessing qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the fair value of a goodwill reporting unit is less than its carrying amount. If it is determined that the fair value for a goodwill reporting unit is more likely than not greater than the carrying amount for that goodwill reporting unit, then the two-step impairment test is unnecessary. If it is determined that the two-step impairment test is necessary, then for step one, we compare the estimated fair value of a goodwill reporting unit with its carrying amount, including goodwill. If the estimated fair value of a goodwill reporting unit exceeds its carrying amount, we consider the goodwill of the reporting unit not impaired. If the carrying amount of a goodwill reporting unit exceeds its estimated fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss. We use either a comparable market approach or a traditional present value method to test for potential impairment. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. Application of alternative assumptions and definitions could yield significantly different results. During 2015 and 2014, no impairment of goodwill or other intangibles was indicated.

Long-Lived Assets

We evaluate the carrying value of long-lived assets held and used, other than goodwill, when events or changes in circumstances indicate the carrying value may not be recoverable. We consider the carrying value of a long-lived asset impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than the carrying value. We recognize a loss based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset. We determine the estimated fair value primarily using the projected cash flows from the asset discounted at a rate commensurate with the risk involved. During 2015 and 2014, no impairment was recorded.

Revenues

Streaming revenues consist primarily of subscription fees paid by our streaming customers. DVD subscription and other revenues consist of subscription fees paid by our DVD customers and for 2015, $1.9 million in rental income from operating leases. We recognize revenues when the following four basic criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the seller’s price to the buyer is fixed or determinable; and (iv) collectability is reasonably assured. We recognize amounts billed to customers for postage and handling as revenues at the same time we recognize the revenues arising from the product sale. We present revenues net of taxes collected from customers. Revenues are recognized ratably over the subscription term. Deferred revenues consist of subscription fees collected from customers that have not been earned.

Marketing

Marketing costs consist primarily of advertising expenses, which include promotional activities such as online advertising and public relations expenditures. Advertising costs are expensed as incurred. Advertising expenses were $5.4 million and $4.5 million for the years ended December 31, 2015 and 2014, respectively.

Share-Based Compensation

Our employees have historically participated in Gaiam’s share-based compensation plans. Share-based compensation has been allocated to Gaia based on the awards and terms previously granted to our employees. The principal awards issued under the share-based compensation plans are non-qualified stock options. We recognize compensation cost for share-based awards based on the estimated fair value of the award on date of grant. We measure compensation cost at the grant date based on the estimated fair value of the award and recognize compensation cost upon the probable attainment of a specified performance condition or over a service period. We use the Black-Scholes option valuation model to estimate the fair value of the award. In estimating this fair value, we use certain assumptions, as disclosed in Note 8 Share-Based Compensation, consisting of the expected life of the option, risk-free interest rate, dividend yield, and volatility. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Income Taxes

Our operations have historically been included in Gaiam’s consolidated federal tax return and certain consolidated state returns. The income tax expense in these consolidated financial statements has been determined on a stand-alone return basis, which requires the recognition of income taxes using the liability method. Under this method, Gaia is assumed to have historically filed a separate return, reporting our taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in each tax jurisdiction. The calculation of income taxes on the separate return basis requires considerable judgment and the use of both estimates and allocations. As a result, our effective tax rate and deferred tax balances will differ significantly from those in Gaiam’s historic periods. Additionally, the deferred tax balances as calculated on the separate return basis will differ from the deferred tax balances of Gaia, if legally separated. See Note 7 for additional information on Gaia’s income taxes and unrecognized tax benefits.

Defined Contribution Plan

Gaia’s employees have historically participated in Gaiam’s defined contribution retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The 401(k) plan permits, but does not require, Gaia to make additional matching contributions to the 401(k) plan on behalf of all participants in the 401(k) plan. We match 50% of an employee’s contribution, up to an annual maximum matching contribution of $1,500. We made matching contributions to the 401(k) plan of $56 thousand and $42 thousand in each of the years ended December 31, 2015 and 2014, respectively.

Fair value of financial instruments

The carrying amounts of our cash, accounts receivable, accounts payable and other current liabilities approximate their fair values.

New Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (“ASU”) No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration to be received in exchange for those goods or services. The amendments in ASU 2015-14 defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We do not expect the impact to be material.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern”, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early application is permitted. We do not expect the impact to be material.

The FASB issues ASUs to amend the authoritative literature in the Accounting Standards Codification (“ASC”). There have been a number of ASUs to date that amend the original text of ASC. We believe those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on us.

Note 3:	Related Party Transactions

Gaiam provided Gaia certain services, which included the administration of employee compensation and benefits, public and investor relations, corporate income tax and legal services. In addition, we historically paid Gaiam for our utilization of the building and facilities. Some of these services will continue to be provided to Gaia on a temporary basis following the distribution. The financial information in these consolidated financial statements does not necessarily include all the expenses that would have been incurred had we been a separate, stand-alone entity. As such, the financial information herein may not necessarily reflect our consolidated financial position, results of operations, and cash flows in the future or what they would have been had we been a separate, stand-alone entity during the period presented. Management believes that the methods used to allocate expenses to Gaia are reasonable.

Transactions between Gaia and Gaiam are reflected in equity in the consolidated balance sheet as “Parent Company investment in Gaia, Inc.” and in the consolidated statement of cash flows as a financing activity in “Net transfers from Parent Company.”

As part of the acquisition of My Yoga Online, we entered into a transition services agreement with the sellers to perform certain services to maintain operations, including marketing activities, during the transition period. Due to the shares issued as purchase consideration the sellers were shareholders of Gaiam during the period these services were provided. The terms of this arrangement provided for cost reimbursement only with no markup. During 2014 we reimbursed the seller $988 thousand for costs incurred under the agreement. As of December 31, 2014 the transition services agreement has been terminated.

In January 2015, Gaiam contributed 100% of its ownership interest in the entity which owns our corporate facilities to Gaia. The following table sets forth the details of contribution:

(in thousands)	January 1, 2015
Building	$16,674
Land	4,829
Land improvements	773

22,276
Accumulated depreciation and amortization	(4,034)

Net book value of building	$18,242

On January 1, 2015, we entered into a lease agreement with Gaiam under similar terms as the other non-affiliated tenants of the building. These leases are accounted for as operating leases. Total rental income received from these lease agreements was $1.9 million for the year ended December 31, 2015, of which $758 thousand was from Gaiam. This income is included in DVD subscription and other revenues on the accompanying consolidated income statement.

In consideration for the contribution and assignment, upon a sale of all or substantially all of the property or the membership interest in Boulder Road LLC (other than to certain affiliated parties as set forth in the agreement), Gaia will pay to Gaiam (i) 100% of the first $5,000,000 of proceeds received in excess of $12,000,000, (ii) plus 50% of the proceeds above $17,000,000, if any, up to a maximum of $10,000,000. Until such time, no payment will be due or payable to Gaiam in connection with the assignment and contribution of Boulder Road LLC.

Note 4:	Property, Equipment and Media Library

Property, equipment and media library consisted of the following as of December 31:

(in thousands)	2015	2014

Buildings and land	$22,718	$175

Website development costs and other software	4,827	2,891
Studio, computer and telephone equipment	434	290
Media library	10,546	6,980

	38,525	10,336
Accumulated depreciation and amortization	(8,636)	(1,959)

	$29,889	$8,377

Depreciation and amortization expense for property and equipment totaled $1,907 thousand and $1,579 thousand, for the years ended December 31, 2015 and 2014, respectively.

Estimated depreciation and amortization expense for future years is as follows:

(in thousands)
2016	$3,878
2017	3,325
2018	2,672
2019	1,980
2020	1,778
Thereafter	11,427

$25,060

Note 5:	Goodwill and Other Intangible Assets

There were no changes in goodwill for the period January 1, 2014 through December 31, 2015.

The following table represents our other intangibles by major class as of December 31:

(in thousands)	2015	2014
Amortized intangible assets
Customer related
Gross carrying amount	$860	$860
Accumulated amortization	(860)	(860)

	$—	$—

Unamortized intangible assets
Domain names	$207	$207

The customer related intangible assets were amortized on a straight-line basis over periods ranging from 12 to 18 months. Amortization expense for the years ended December 31, 2015 and 2014 was $ 0 and $716 thousand, respectively.

Note 6:	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following as of December 31:

(in thousands)	2015	2014
Accounts payable	$1,521	$545
Accrued compensation	394	387
Other accrued liabilities	635	84
Income taxes payable	—	3

	$2,550	$1,019

At December 31, 2015, accounts payable includes $648 thousand payable to Gaiam for services provided during 2015.

Note 7:	Income Taxes

Our operations have historically been included in Gaiam’s U.S. consolidated federal and state income tax returns. Income tax expense and deferred tax balances are presented in these consolidated financial statements as if we filed our own tax returns in each jurisdiction. These statements include tax losses and tax credits that may not reflect the tax positions taken by Gaiam. In many cases, tax losses and tax credits generated by Gaia have been used by Gaiam.

Income taxes have been based on the following components of “Loss from operations and loss before income taxes” in the consolidated statements of operations:

(in thousands)	2015	2014
Domestic	$(5,110)	$(8,540)

Variations from the federal statutory rate are as follows:

(in thousands)	2015	2014
Expected federal income tax expense (benefit) at statutory rate of 34%	$(1,737)	$(2,904)
Establishment of valuation allowance on net deferred tax assets	1,804	3,109
Effect of permanent other differences	10	9
State income tax expense (benefit), net of federal benefit	(77)	(128)
Other	—	(86)

Income tax expense (benefit)	$—	$—

Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax assets consist of the following as of December 31:

(in thousands)	2015	2014
Deferred tax assets (liabilities):
Current:
Inventory-related expense	$16	$23
Accrued liabilities	583	374

Total current deferred tax assets	599	397
Valuation allowance	(599)	(397)

Total current deferred tax assets, net of valuation allowance	—	—

Non-current:
Depreciation and amortization	(799)	28
Section 181 qualified production expense	(2,010)	(1,306)
Net operating loss carryforward	16,699	14,961
Tax credits	9	9

Total non-current deferred tax assets	13,899	13,692
Valuation allowance	(13,899)	(13,692)

Total non-current deferred tax assets, net of valuation allowance	—	—

Net deferred tax asset	$—	$—

Periodically, management performs assessments of the realization of our net deferred tax assets considering all available evidence, both positive and negative. A significant piece of evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2015. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. On the basis of this assessment, a full valuation allowance was required for the 2015 and 2014 periods. As income is generated in future periods, we expect to reverse the valuation allowance accordingly and utilize the deferred tax assets.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to its subjective assumptions and judgments which can materially affect amounts recognized in its consolidated balance sheets and consolidated statements of operations. The result of our assessment of our uncertain tax positions did not have a material impact on our consolidated financial statements. We recognize interest and penalties related to income tax matters in interest and other income (expense) and corporate, general and administration expenses, respectively.

Note 8:	Share-Based Compensation

Gaiam granted share-based awards to its officers and other key employees, including certain Gaia individuals. The following disclosures reflect the portion of Gaiam’s programs in which our employees participated. All awards granted under the programs consist of shares of Gaiam’s Class A common stock and are not necessarily indicative of the results that we would have experience as an independent, publicly-traded company for the period presented. Upon separation, we will issue Gaia options to our employees under our own incentive programs.

During 2009, Gaiam adopted the Gaiam, Inc. 2009 Long-Term Incentive Plan (“Gaiam’s Plan”). Gaiam has generally granted options under its incentive plans with an exercise price equal to the closing market price of its stock at the date of the grant and the options normally vest and become exercisable at 2% per month for the 50 months beginning in the eleventh month after date of grant. Compensation expense related to share-based payment awards is recognized on a straight-line basis over the requisite service periods of the awards, which are generally five years for employee options and two years for board members’ options.

The determination of the estimated fair value of share-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by Gaiam’s stock price as well as assumptions regarding a number of complex and subjective variables. Gaiam derives the expected terms from the historical behavior of participant groupings. Gaiam bases expected volatilities on the historically realized volatility of Gaiam’s stock over the expected term. Gaiam’s use of historically realized volatilities is based upon the expectation that future volatility over the expected term is not likely to differ from historical results. Gaiam bases the risk-free interest rate used in the option valuation model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. Gaiam’s dividend yield assumes no annual cash dividends. In accordance with FASB share-based compensation guidance, Gaiam is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. Gaiam primarily uses historical data by participant groupings to estimate option forfeitures and record share-based compensation expense only for those awards that are expected to vest.

No options were granted during 2015. In 2014, Gaiam issued share options to our employees covering 170,000 shares. The following are the variables Gaiam used in the Black-Scholes option pricing model to determine the estimated grant date fair value for options granted under Gaiam’s Plan for 2014:

Expected volatility	48% - 59%
Weighted-average volatility	55%
Expected dividends	— %
Expected term (in years)	1.1 - 7.8
Risk-free rate	0.14% - 2.37%

The table below presents a summary of option activity granted to our employees under Gaiam’s Plan as of December 31, 2015 and 2014, and changes during the years then ended:

(in thousands, except share and per share data)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2014	185,000	$5.12
Granted	170,000	7.48
Excercised	(13,026)	4.34
Cancelled or forfeited	(20,000)	5.20

Outstanding at December 31, 2014	321,974	$6.49	8.1	$331
Granted	—	—
Excercised	(2,400)	3.44
Cancelled or forfeited	(37,477)	7.19

Outstanding at December 31, 2015	282,097	$6.51	7.0	$182

Exercisable at December 31, 2015	109,997	$5.92	4.4	$78

Our employees exercised 2,400 and 13,026 options during 2015 and 2014, respectively. The weighted-average grant-date fair value of options granted during 2014 was $4.11. The total fair value of shares granted to Gaia employees that vested was $166 thousand and $66 thousand during 2015 and 2014, respectively.

Our share-based compensation cost charged against income, included in selling and operating, and corporate, general and administrative expenses, was $166 thousand and $93 thousand during 2015 and 2014, respectively. As of December 31, 2015, there was $356 thousand of unrecognized cost related to non-vested shared-based compensation arrangements granted to our employees under Gaiam’s Plan. We expect this cost to be recognized over a weighted-average period of 2.05 years.

On February 26, 2015, our board of directors and Gaiam, in its capacity as our sole shareholder, approved the Gaia, Inc. Long-Term Deferred Equity Plan (the “deferred equity plan”). The purpose of the plan is to help align the interests of eligible participants with those of our current and future shareholders and to help attract, retain and motivate key personnel upon whose judgment, initiative and effort the successful conduct of Gaia’s business is dependent.

In anticipation of the spin-off, on February 26, 2015 our board of directors granted restricted stock units (“RSUs”) for 173,976 shares of Class A common stock under the deferred equity plan to certain of our officers and employees. In connection with the grants, each recipient entered into an individual restricted stock unit award agreement with Gaia with the following terms: (i) the recipient is entitled to receive one share of our Class A common stock for each RSU upon vesting, and (ii) the RSUs will vest on March 16, 2020, provided that (a) the spin-off has occurred by that date, and (b) the recipient is still an employee or director of the Company on such date. The RSUs will be automatically forfeited and of no further force and effect if either of the vesting conditions are not met.

Given the performance vesting provisions of these awards, the fair value of these awards will be determined upon the completion of the spin-off and recognized over the remaining vesting period.

Note 9:	Commitments and Contingencies

Operating Leases

We currently occupy space in the building that was historically owned by Gaiam as noted in Note 3 Related Party Transactions. During 2014, we did not have a formal lease agreement in place, however Gaiam allocated rent expense to us at what we believe to be market rate. Rent expense during 2014 was $477 thousand. With the contribution of the real estate to Gaia, we have no future lease obligation.

Risks and Uncertainties

We are subject to risks and uncertainties in the normal course of our business, including legal proceedings; governmental regulation, such as the interpretation of tax and labor laws; and consumer sensitivity to changes in general economic conditions. We have accrued for probable and estimable costs that may be incurred with respect to identified risks and uncertainties based upon the facts and circumstances currently available to us. Due to uncertainties in the estimating process, actual amounts incurred upon settlement could vary from those accruals.

Contractual Obligations

Certain agreements related to our licensed media include fixed royalty percentages; however payments due under these agreements are dependent upon future viewership of the licensed content and are therefore not fixed obligations as of December 31, 2015.

Note 10:	Credit Agreement

On July 23, 2015, our wholly-owned subsidiary Boulder Road LLC entered into a revolving credit agreement (the “Credit Agreement”) with Great Western Bank, as lender (“Great Western”). Borrowings under the Credit Agreement are secured by a deed of trust on the real estate owned by Boulder Road LLC, with corporate guarantees from Gaia and Gaiam. The Credit Agreement provides for a revolving line of credit for up to $5.5 million, which is reduced by $250,000 biannually, subject to certain covenants applicable to Boulder Road LLC. Subject to certain limitations, the principal amount of the loan is due and payable on the earlier of July 24, 2017 or the termination of the Credit Agreement. Upon completion of the spin-off, Gaiam will automatically be released as a guarantor under the Credit Agreement and from all corresponding rights and obligations. The note bears interest at the prime rate plus 3.25% (4.00% at December 31, 2015). There were no borrowings under the line of credit during 2015.

Note 11:	Geographic and Segment Information

Our chief operating decision maker reviews operating results on a consolidated basis and we therefore have one reportable segment. All of our operations are located in the United States, while our customers are located around the world. No individual foreign location represents greater than 10% of net revenues. The following represents the geographical data for our operations as of and for the years ended December 31:

(in thousands)	2015	2014

Net Revenues:
United States	$11,277	$7,436
International	2,940	2,698

	$14,217	$10,134

Long-Lived Assets:

United States	$30,096	$8,584

Components of Long-Lived Assets (a)
Property, equipment and media library, net	$29,889	$8,377
Other intangibles, net	207	207

	$30,096	$8,584

(a)	Excludes goodwill of $10.6 million.